UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FIRST CITIZENS BANCSHARES

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A LETTER FROM THE CHAIRMAN Frank B. Holding, Jr.

Dear Shareholder:

Last year First Citizens made significant progress on a strategy vital to our future success as a larger, even stronger company: attracting and retaining more customers in all our markets. We continued to augment existing infrastructure, products and services and employ new strategies to appeal to more individuals, families and businesses.

Underpinning our 2015 progress was our strong financial position. Net income for 2015 increased 52% over 2014. Our 2015 earnings were positively impacted by the First Citizens Bancorporation, Inc. merger and the acquisition of Capitol City Bank & Trust Company. Higher net interest income from strong core loan growth and lower interest expense from reduced borrowing and funding costs also contributed to earnings. Deposits increased by 5% from 2014 due to growth in low-cost demand accounts. Credit quality remains strong and net charge-offs continue to decline from prior years. Solid capital levels and abundant liquidity enable us to pursue growth and remain well positioned for a rising rate environment.

In June, we finalized the transition of the former Capitol City Bank & Trust Company’s operating systems to First Citizens’, strengthening our customer base in Georgia and the key metropolitan Atlanta market. From merger to conversion took just five months – a remarkably compacted timeframe.

The September conversion of the former First Citizens Bank and Trust Company, Inc., based in Columbia, S.C., marked the culmination of one of the largest and most momentous mergers in BancShares’ history. This landmark conversion was many months in the making and included combining business units and back office operations and integrating hundreds of branches in South Carolina and Georgia.

Consumers and businesses can choose to bank with us in ways that best suit them via a variety of methods that supplement our branch network. Investing in self-service channels and shifting more customers to them increases their satisfaction with First Citizens and enables our sales associates to spend more time on relationship-building activities.

Last year we redesigned our firstcitizens.com website, giving it a fresh look, expanded content, better navigation and more financial advice and resources. We also recently launched Apple Pay®, Android Pay and Samsung Pay, giving users the ability to make secure and convenient payments using their mobile devices.

In 2015, we elevated the wire transfer and ACH functions of Business Online Banking Advantage®, and this year we’re planning to deliver an improved digital solution for small business customers. We are also preparing to replace our existing personal online banking, bill pay and mobile banking platforms with enriched versions later in 2016, and launch tablet apps and other digital enhancements.

Refining our credit and debit card program – a critical revenue source – remains a keen focus. Our enriched credit card rewards provide truly best-in-class value to active card users, with the introduction of a Cash Back Rewards card

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Chairman’s Letter, continued

and the Visa® Signature package of complimentary benefits including concierge services. In addition, we’re issuing “smart” cards with embedded microchip technology, a global standard and substantial security upgrade. We also added American Express to the lineup of cards our business customers can accept and process through their First Citizens merchant services relationship. Our bankers leveraged these improvements to surpass our 2015 credit card sales goals.

Tapping into the ample opportunities available in the wealth management realm is a key strategy for First Citizens. We recently unveiled a new signature look for client materials. It showcases a premium version of our brand and reflects the high quality, reliability and long-term thinking First Citizens provides to our wealth clients. We’ve also changed the way we serve our clients, using a holistic, more personalized and goals-based approach to help them with their long-term financial planning needs.

To ensure an excellent customer experience, we made a number of strategic adjustments to how we deliver our products and services:

•

We refined our wealth offering for retail clients, including revitalizing our licensed platform program (branch associates selling licensed investment products), introducing a new premier relationship banker role and building on the private banking offering we launched last year.

•	We restructured wealth reporting structures, products, services and resources for a more consistent and holistic delivery experience and greater alignment with our branch network.
•	We updated our operating model to better position our sales force to capture the opportunities our various markets and customers provide.

Our marketing strategies bolster our sales efforts, increase awareness of our bank and brand and reinforce our reputation in all our markets. Social media is one of the most powerful and efficient marketing tools at our disposal. In 2015 we launched First Citizens’ official Facebook page to complement our presence on Twitter, LinkedIn and YouTube.

Our current corporate marketing focus is centered on the most comprehensive and significant philanthropic effort in BancShares’ history: a unique relationship with Teen Cancer America. First Citizens signed on as the official Southeastern U.S. corporate sponsor of the nonprofit, which strives to increase awareness and support for targeted care and specialized treatment facilities for teens and young adults with cancer. Our Teen Cancer America television and radio commercials are currently airing in key North Carolina and South Carolina markets and feature a new version of the 1980 Pete Townshend hit “Let My Love Open The Door.” Teen Cancer America founder and The Who bandmate Roger Daltrey recorded the song exclusively for First Citizens’ initiative.

A special internet site, LetMyLoveOpenTheDoor.com, features the song, our commercials and more information about how First Citizens is helping to open the door to better care and treatment for these young people.

Associates and customers alike have embraced the initiative, which fits so well with our focus on families, serving the medical community and fulfilling our Forever First® promise to be the best bank possible.

In closing, I must convey my pride in these and all our accomplishments. The rest of our executive leadership team and I thank you for your support, and our associates for their contributions. Together, we face a future rich with promise.

Sincerely,

Frank B. Holding, Jr.
March 14, 2016